Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-86914
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 22, 2002
2,842,615 SHARES OF COMMON STOCK

     The selling shareholder identified in this prospectus supplement is offering 2,842,615 shares of common stock. The selling shareholder will receive all of the net proceeds from this offering.

     Our common stock is traded on the Nasdaq National Market under the symbol “AFCE.” The last reported sale price on March 14, 2006 was $14.64 per share.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-2.
     The underwriter will purchase the common stock from the selling shareholder at a price of $13.88 per share, resulting in $39,455,496.20 aggregate proceeds to the selling shareholder.
     The underwriter may offer the common stock from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”
     The selling shareholder has granted the underwriter the right to purchase up to an additional 425,000 shares of common stock to cover over-allotments. The selling shareholder will receive the proceeds from any shares sold pursuant to the underwriter’s over-allotment option. If the over-allotment option is exercised in full, the selling shareholder will receive aggregate proceeds of $45,354,496.20.
     The underwriter expects to deliver the shares of common stock on or about March 20, 2006.

     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2006.
Credit Suisse

     This prospectus supplement is part of, and you should read it in conjunction with, the accompanying prospectus. Unless the context otherwise requires, “AFC,” “Popeyes Chicken and Biscuits,” “Popeyes,” “we,” “us,” and similar terms refer to AFC Enterprises, Inc., together with our consolidated subsidiaries. Our fiscal year consists of 52 or 53 weeks ending on the Sunday closest to December 31 of each year.
     You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, nor the selling shareholder, has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The shares offered by this prospectus are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.
     To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.
     AFC®, AFC® Enterprises® and Popeyes® Chicken & Biscuits and the logos of Popeyes are registered trademarks of AFC Enterprises, Inc.

RISK FACTORS
     An investment in our common stock involves various risks, including those described in our annual report on Form 10-K for the fiscal year ended December 25, 2005 incorporated herein by reference and in the accompanying prospectus beginning on page 1. Prospective investors should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase shares of common stock.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares offered by this prospectus supplement. All proceeds from the sale of the shares offered hereby will be for the account of the selling shareholder.
SELLING SHAREHOLDER
     The following table sets forth the number of shares owned by the selling shareholder as of March 13, 2006 and the number of shares to be sold by the selling shareholder in this offering.

			Shares of	Shares of Common Stock
	Shares of Common Stock		Common	Owned After Completion of
	Owned Prior to this Offering		Stock	this Offering(2)
	Number	Percentage	Offered	Number	Percentage
Freeman Spogli & Co.(1)	3,267,615	10.8%	2,842,615	425,000	1.4%

(1)	Includes: 2,812,736 shares held of record by FS Equity Partners III, L.P., 341,875 shares of record held by FS Equity Partners IV, L.P., and 113,004 shares of record held by FS Equity Partners International, L.P. The business address of Freeman Spogli & Co., FS Equity Partners III, L.P., FS Equity Partners IV, L.P. (collectively the “FS Funds”) and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, CA 90025. The business address of FS Equity Partners International, L.P. is c/o Paget-Brown & Company, Ltd., West Wind Building, P.O. Box 1111, Grand Cayman, Cayman Islands, British West Indies. John M. Roth is an officer, director and manager of entities that are general or limited partners of FS Equity Partners III, L.P., FS Equity Partners International, L.P., and FS Equity Partners IV, L.P., and may be deemed to be the beneficial owner of the 3,267,615 shares of common stock held by FS Equity Partners III, FS Equity Partners International and FS Equity Partners IV. Mr. Roth is a member of our board of directors. Mr. Ronald P. Spogli, an affiliate of Freeman Spogli, was a member of our board of directors within the last three years prior to his resignation effective July 31, 2005 due to his appointment as U.S. Ambassador to Italy.

(2)	If the underwriter exercises the over-allotment option with respect to the entire 425,000 shares subject to the over-allotment option, Freeman Spogli & Co. will sell an additional 425,000, including 365,836 shares held of record by FS Equity Partners III, L.P., 44,466 shares of record held by FS Equity Partners IV, L.P., and 14,698 shares of record held by FS Equity Partners International, L.P, and Freeman Spogli & Co. would no longer beneficially own any of our shares.
UNDERWRITING
     Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date hereof, the selling shareholder has agreed to sell to Credit Suisse Securities (USA) LLC 2,842,615 shares of common stock.
     The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.
     The selling shareholder has granted to the underwriter a 30-day option to purchase up to 425,000 additional shares from the selling shareholder. The option may be exercised only to cover any over-allotments of common stock.
     The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of the common stock offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.
     We estimate that our out of pocket expenses for this offering will be approximately $259,500.
     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement, except (i) issuances of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, (ii) grants of employee stock options pursuant to the terms of a plan in effect on the date hereof or a plan not in effect on the date hereof that would replace an existing plan without increasing the shares currently issuable under all plans existing as of the date hereof, (iii) issuances of our common stock pursuant to the exercise of such options, (iv) the exercise of any other employee stock options outstanding on the date hereof and (v) the filing of a Registration Statement on Form S-8 relating to employee benefit plans. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in each case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension.
     The selling shareholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement, except for sales pursuant to the over-allotment option described above. However, in the event that either (1) during the last 17 days of the ‘lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in each case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension.
     We and the selling shareholder have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.
     Our common stock is traded on the Nasdaq National Market under the symbol “AFCE.”
     In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a selling group member when the common stock originally sold by the selling group member is purchased in a stabilizing or covering transaction to cover short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.
     These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.
     A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.
     From time to time, the underwriter and its affiliates have provided, and will continue to provide, investment banking and other services to us, for which they receive customary fees and commissions.
NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers
     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:
•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.
Further details concerning the legal authority for this information is available on request.
Rights of Action — Ontario Purchasers Only
     Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling stockholders in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders, will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.
Enforcement of Legal Rights
     All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.
LEGAL MATTERS
     The validity of the common stock offered under this prospectus will be passed upon for us by Krass Monroe, P.A., Minneapolis, Minnesota. Certain other legal matters will be passed upon for AFC Enterprises, Inc.by King & Spalding, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS
     The consolidated financial statements of AFC Enterprises, Inc. and subsidiaries as of and for the year ended December 25, 2005 and management’s assessment of the effectiveness of internal control as of December 25, 2005 incorporated by reference in this prospectus supplement and in the registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.
     The consolidated financial statements of AFC Enterprises, Inc. and subsidiaries as of December 26, 2004 and for each of the years in the two-year period ended December 26, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 26, 2004 consolidated financial statements refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 46R "Consolidation of Variable Interest Entities" effective December 29, 2003. We have agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on our past financial statements included in the registration statement of which this prospectus supplement forms a part.
CAPITAL STOCK
     Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $.01 per share.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the SEC reference room located at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please telephone the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, shares of our common stock are traded as “National Market Securities” on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.
     The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to prospective investors by referring prospective investors to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the attached prospectus, and information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement until the termination of this offering:
•	Our Annual Report on Form 10-K for the fiscal year ended December 25, 2005 filed with the SEC on March 8, 2006.

•	Our Current Report on Form 8-K filed with the SEC on March 14, 2006;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 21, 2001.
     Upon oral or written request, we will provide to any prospective investor without charge a copy of the documents that we incorporate by reference into this prospectus supplement. To request a copy of any or all of these documents, prospective investors should write or telephone us at the following address and telephone number:
Harold M. Cohen
General Counsel
5555 Glenridge Connector, NE, Suite 300
Atlanta, Georgia 30342
404-459-4450

8,356,251 Shares
COMMON STOCK
        This prospectus relates to the offering of 8,356,251 shares of our common stock which are owned by some of our current shareholders. The selling shareholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the common stock. We will not receive any of the proceeds of this offering, as all proceeds will be received by the selling shareholders.
      The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the selling shareholders determine from time to time.
      Our common stock is quoted on the Nasdaq National Market under the symbol “AFCE.” On May 21, 2002, the last reported sale price of our common stock was $29.46 per share.
      Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 22, 2002.

      You should rely only on the information contained in this prospectus, incorporated in this prospectus by reference to the documents listed in the section “Where You Can Find More Information”, or contained in any supplement to this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The shares offered by this prospectus are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.
      AFC®, AFC® Enterprises®, Popeyes® Chicken & Biscuits, Church’s Chickentm, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® and each of the logos for our respective brands are registered or pending trademarks of AFC Enterprises, Inc.

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WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-3, as amended, under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement, as amended, and the exhibits filed as a part of the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.
      The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to documents that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus, and later information filed with the SEC will update and supersede the information contained in this prospectus. We incorporate by reference the following documents, which we have already filed with the SEC, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock offered by this prospectus has been sold, and we encourage you to review them:

(1) our annual report on Form 10-K for the fiscal year ended December 30, 2001, filed on February 20, 2002;

(2) our current report on Form 8-K, filed on April 19, 2002;

(3) our current report on Form 8-K, filed on April 25, 2002;

(4) our current report on Form 8-K, filed on May 22, 2002; and

(5) the description of our common stock contained in our registration statement on Form 8-A, filed on February 21, 2001.
      You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

AFC Enterprises, Inc.
Six Concourse Parkway, Suite 1700 Atlanta, Georgia 30328-5352
Attn: Investor Relations
(770) 391-9500

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RISK FACTORS
      You should carefully consider the following risks and other information contained or incorporated by reference into this prospectus or any supplement before deciding to invest in shares of our common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results could be materially and adversely affected. In this event, the trading price of our common stock could decline, and you may lose part or all of your investment.
Risks Related to Our Business and the Foodservice Industry
      If the cost of chicken or green coffee beans increases, our cost of sales will increase and our operating results could be adversely affected.
      The principal food products used by our company-operated and franchised restaurants and cafes are chicken and green coffee beans. Any material increase in the costs of these food products could adversely affect our operating results. In particular, for 1999, 2000 and 2001, approximately 47%, 46% and 50% of the cost of sales for our company-operated chicken restaurants were attributable to the purchase of fresh chicken. Our cost of sales is significantly affected by increases in the cost of chicken, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability, and greater international demand for domestic chicken products. Because our purchasing agreements for fresh chicken allow the prices that we pay for chicken to fluctuate, a rise in the prices of chicken products could expose us to cost increases. In addition, the supply and prices of green coffee beans are volatile. Although most coffee beans trade in the commodity market, the prices of the coffee beans of the quality that we use tend to trade on a negotiated basis at a premium above the commodity market prices. The supply and prices of coffee beans can be affected by many factors, including the weather and political and economic conditions in producing countries. If we fail to anticipate and react to increasing food costs by adjusting our purchasing practices, our cost of sales may increase and our operating results could be adversely affected.
      If we face labor shortages or increased labor costs, our growth and operating results could be adversely affected.
      Labor is a primary component in the cost of operating our restaurants, bakeries and cafes. As of April 21, 2002, we employed 10,170 hourly-paid employees in our company-operated units. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates or increases in the federal minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected. Our success depends in part upon our and our franchisees’ ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant, bakery and cafe managers, kitchen staff and servers, necessary to keep pace with our expansion schedule. The number of qualified individuals needed to fill these positions is in short supply in some areas. Although we have not yet experienced any significant problems in recruiting or retaining employees, any future inability to recruit and retain sufficient individuals may delay the planned openings of new units. Competition for qualified employees could also require us to pay higher wages to attract a sufficient number of employees.
      If we are unable to franchise a sufficient number of restaurants, bakeries and cafes, our growth strategy could fail.
      As of April 21, 2002, we franchised 2,424 Popeyes, Church’s, Cinnabon and Seattle Coffee units domestically and 754 units in Puerto Rico and 30 foreign countries. Our growth strategy is significantly dependent on increasing the number of our franchised restaurants, bakeries and cafes, both through sales of new franchises and sales of existing company-operated units to new and existing franchisees. If we are unable to franchise a sufficient number of restaurants, bakeries and cafes, our growth strategy could fail.
      Our ability to successfully franchise additional restaurants, bakeries and cafes will depend on various factors, including the availability of suitable sites, the negotiation of acceptable leases or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other capabilities of our franchisees, our ability to manage this anticipated expansion, and general economic and business conditions. Many of the foregoing factors are beyond the control of our franchisees.
      Further, there can be no assurance that our franchisees will successfully develop or operate their units in a manner consistent with our concepts and standards, or will have the business abilities or access to financial resources necessary to open the units required by their agreements. Historically, there have been many instances in which Church’s and Popeyes franchisees have not fulfilled their obligations under their development agreements to open new units.
      Because our operating results are closely tied to the success of our franchisees, the failure of one or more of these franchisees could adversely affect our operating results.
      Our operating results are increasingly dependent on our franchisees and, in some cases, certain franchisees that operate a large number of our restaurants and bakeries. How well our franchisees operate their units is outside of our direct control. Any failure of these franchisees to operate their franchises successfully could adversely affect our operating results. From the beginning of 1996 to December 30, 2001, the number of our franchised units increased from 1,477 to 3,135. At April 21, 2002, we had over 575 franchisees. In addition, at April 21, 2002, one of our domestic franchisees operated over 150 Popeyes restaurants, another domestic franchisee operated approximately 100 Church’s restaurants, and another domestic franchisee operated over 100 Cinnabon bakeries. In addition, each of our international franchisees is generally responsible for the development of significantly more restaurants, bakeries and cafes than our domestic franchisees. As a result, our international operations are more closely tied to the success of a smaller number of franchisees than our domestic operations. There can be no assurance that our domestic and international franchisees will operate their franchises successfully.
      Our expansion into new markets may present additional risks that could adversely affect the success of our new units, and the failure of a significant number of these units could adversely affect our operating results.
      We expect to enter into new geographic markets in which we have no prior operating or franchising experience. We face challenges in entering new markets, including consumers’ lack of awareness of our brands, difficulties in hiring personnel, and problems due to our unfamiliarity with local real estate markets and demographics. New markets may also have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. Any failure on our part to recognize or respond to these differences may adversely affect the success of our new units. The failure of a significant number of the units that we open in new markets could adversely affect our operating results.
      Changes in consumer preferences and demographic trends, as well as concerns about food quality, could result in a loss of customers and reduce our revenues.
      Foodservice businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants. We and our franchisees are, from time to time, the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may harm the reputation of our and our franchisees’ restaurants, bakeries or cafes, regardless of whether the allegations are valid, we are found liable or those concerns relate only to a single unit or a limited number of units. Moreover, complaints, litigation or adverse publicity experienced by one or more of our franchisees could also adversely affect our business as a whole. If we are unable to adapt to changes in consumer preferences and trends, or we have adverse publicity due to any of these concerns, we may lose customers and our revenues may decline.
      If we are unable to compete successfully against other companies in the foodservice industry or to develop new products that appeal to consumer preferences, we could lose customers and our revenues may decline.

      The foodservice industry, and particularly the QSR segment, is intensely competitive with respect to price, quality, brand recognition, service and location. If we are unable to compete successfully against other foodservice providers, we could lose customers and our revenues may decline. We compete against other QSRs, including chicken, hamburger, pizza, Mexican and sandwich restaurants, other purveyors of carry out food and convenience dining establishments, including national restaurant chains. Many of our competitors possess substantially greater financial, marketing, personnel and other resources than we do. There can be no assurance that consumers will continue to regard our products favorably, that we will be able to develop new products that appeal to consumer preferences, or that we will be able to continue to compete successfully in the QSR industry. In addition, KFC, our primary competitor in the chicken segment of the QSR industry, has far more units, greater brand recognition and greater financial resources, all of which may affect our ability to compete.
      Our Cinnabon bakeries compete directly with national chains located in malls and transportation centers such as Auntie Anne’s, The Great American Cookie Company, T.J. Cinnamon’s and Mrs. Fields, as well as numerous regional and local companies. Our Cinnabon bakeries also compete indirectly with other QSRs, traditional bakeries, donut shops, ice cream and frozen yogurt shops and pretzel and cookie companies.
      Our Seattle Coffee brands compete directly with specialty coffees sold at retail through supermarkets, specialty retailers, and a growing number of specialty coffee cafes. Seattle Coffee also competes directly with all restaurant and beverage outlets that serve coffee, including Starbucks, and a growing number of espresso kiosks, carts, and coffee cafes. Starbucks has far more units, greater brand recognition and greater financial resources, all of which may affect our ability to compete with Starbucks. Our Seattle Coffee brands compete indirectly with all other coffees on the market, including those marketed and sold by companies such as Kraft Foods, Procter & Gamble and Nestle.
      Our quarterly results and comparable unit sales may fluctuate significantly and could fall below the expectations of securities analysts and investors, which could cause the market price of our common stock to decline.
      Our quarterly operating results and comparable unit sales have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. If our quarterly results or comparable unit sales fluctuate or fall below the expectations of securities analysts and investors, the market price of our common stock could decline. Our business is subject to seasonal fluctuations which may cause our operating results to vary significantly depending upon the region of the U.S. in which a particular unit is located, as well as the time of year and the weather. For example, inclement weather may reduce the volume of consumer traffic at QSRs, and may impair the ability of our system-wide units to achieve normal operating results for short periods of time. In particular, our Cinnabon bakeries and Seattle Coffee cafes have traditionally experienced the strongest operating results during the holiday shopping season between Thanksgiving and Christmas. Consequently, any factors that cause reduced traffic at our Cinnabon bakeries and Seattle Coffee cafes during this period would have a greater effect because of this seasonality.
      Factors that may cause our quarterly results and comparable unit sales to fluctuate include the following:

•	the disposition of company-operated restaurants;

•	the opening of new restaurants, bakeries and cafes by us or our franchisees;

•	increases in labor costs;

•	increases in the cost of food products;

•	the ability of our franchisees to meet their future commitments under development agreements;

•	consumer concerns about food quality;

•	the level of competition from existing or new competitors in the chicken, cinnamon roll and specialty coffee QSR industries; and

•	economic conditions generally, and in each of the markets in which we or our franchisees are located.
      Accordingly, results for any one quarter are not indicative of the results to be expected for any other quarter or for the full year, and comparable unit sales for any future period may decrease.
      We are subject to extensive government regulation, and our failure to comply with existing regulations or increased regulations could adversely affect our business and operating results.
      We are subject to numerous federal, state, local and foreign government laws and regulations, including those relating to:

•	the preparation and sale of food;

•	building and zoning requirements;

•	environmental protection;

•	minimum wage, overtime and other labor requirements;

•	compliance with the Americans with Disabilities Act; and

•	working and safety conditions.
      If we fail to comply with existing or future regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenses could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.
      We are also subject to regulation by the Federal Trade Commission and to state and foreign laws that govern the offer, sale and termination of franchises and the refusal to renew franchises. The failure to comply with these regulations in any jurisdiction or to obtain required approvals could result in a ban or temporary suspension on future franchise sales or fines or require us to make a recision offer to franchisees, any of which could adversely affect our business and operating results.
      If our senior management left us, our operating results could be adversely affected, and we may not be able to attract and retain additional qualified management personnel.
      We are dependent on the experience and industry knowledge of Frank J. Belatti, our Chairman of the Board and Chief Executive Officer, Dick R. Holbrook, our President and Chief Operating Officer, Gerald J. Wilkins, our Executive Vice President and Chief Financial Officer, and other members of our senior management. If for any reason our senior executives do not continue to be active in management, our operating results could be adversely affected. Additionally, we cannot assure you that we will be able to attract and retain additional qualified senior executives as needed in the future. We have entered into employment agreements with each of Messrs. Belatti, Holbrook and Wilkins. However, these agreements do not ensure their continued employment with us.
      We continue to increase the size of our franchisee system, and this growth may place a significant strain on our resources.
      The continued growth of our franchisee system will require the implementation of enhanced business support systems, management information systems and additional management, franchise support and financial resources. Failure to implement these systems and secure these resources could have a material adverse effect on our operating results. There can be no assurance that we will be able to manage our expanding franchisee system effectively.
      Shortages or interruptions in the supply or delivery of fresh food products could adversely affect our operating results.

      We and our franchisees are dependent on frequent deliveries of fresh food products that meet our specifications. Shortages or interruptions in the supply of fresh food products caused by unanticipated demand, problems in production or distribution, inclement weather or other conditions could adversely affect the availability, quality and cost of ingredients, which would adversely affect our operating results.
      Bonuses that may be payable pursuant to our Long-Term Employee Success Plan could have a material adverse effect on our earnings for the fiscal quarter and year in which the bonuses are paid, and could adversely affect our compliance with the covenants and restrictions contained in our bank credit facility and senior subordinated notes indenture.
      Under our Long-Term Employee Success Plan, if our common stock is publicly traded and the average stock price per share is at least $46.50 for a period of 20 consecutive trading days, or our earnings per share for any of the years 2002 or 2003 is at least $3.375, bonuses become payable to all employees hired before January 1, 2003 who have been actively employed through the last day of the period in which we attain either of these financial performance standards. The bonuses are payable in shares of our common stock or, to the extent an employee is eligible, deferred compensation, and may be paid in cash if an employee elects to receive a cash payment and our board of directors agrees to pay the bonus in cash.
      The payment of bonuses that may be required under our Long-Term Employee Success Plan, whether in cash or stock, may have a material adverse effect on our earnings per share for the fiscal quarter and year in which the bonuses are paid, and could adversely affect our compliance with the covenants and restrictions contained in our bank credit facility and senior subordinated notes indenture. Further, we may not have sufficient cash resources to pay these bonuses in cash at the time they become payable, which would cause us to pay all or a portion of the bonuses using shares of our common stock. Assuming that the financial performance standards were achieved as of the date of this prospectus, we estimate that we would be obligated to pay bonuses with an aggregate value of up to approximately $75 million. If neither of our financial performance standards has been achieved by December 28, 2003, the plan and our obligation to make any payments under the plan would terminate. However, assuming that our historical employee turnover and retention rates continue, and that either of the financial performance standards was achieved as of December 28, 2003, we estimate that we would be obligated to pay bonuses with an aggregate value of up to approximately $46 million.
      Currency, economic, political and other risks associated with our international operations could adversely affect our operating results.
      As of April 21, 2002, we had 754 franchised restaurants, bakeries and cafes in Puerto Rico and 30 foreign countries, including a significant number of franchised restaurants in Asia. Our revenues from foreign franchisees consist of royalties and other fees payable in U.S. dollars. In particular, the royalties are based on a percentage of net sales generated by our foreign franchisees’ operations. Consequently, our revenues from international franchisees are exposed to the potentially adverse effects of our franchisees’ operations, currency exchange rates, local economic conditions, political instability and other risks associated with doing business in foreign countries.
      We intend to expand our international franchise operations significantly over the next several years. In particular, we may participate in international joint ventures that will operate a number of our restaurants, bakeries and cafes. These joint ventures could increase our exposure to the risks associated with doing business in foreign countries, including limits on the repatriation of cash and the risk of asset expropriation. We expect that the portion of our revenues generated from international operations will increase in the future, thus increasing our exposure to changes in foreign economic conditions and currency fluctuations.
      We may not be able to adequately protect our intellectual property, which could harm the value of our brands and branded products and adversely affect our business.
      We depend in large part on our brands and branded products and believe that they are very important to the conduct of our business. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brands and branded products. The success of our expansion strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We also use our trademarks and other intellectual property on the Internet. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded products to achieve and maintain market acceptance.
      We franchise our restaurants, bakeries and cafes to various franchisees. While we try to ensure that the quality of our brands and branded products is maintained by all of our franchisees, we cannot assure you that these franchisees will not take actions that adversely affect the value of our intellectual property or reputation.
      We have registered certain trademarks and have other trademark registrations pending in the U.S. and foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries in which we do business and may never be registered in all of these countries. We cannot assure you that we will be able to adequately protect our trademarks or that our use of these trademarks will not result in liability for trademark infringement, trademark dilution or unfair competition.
      We cannot assure you that all of the steps we have taken to protect our intellectual property in the U.S. and foreign countries will be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S. Further, through acquisitions of third parties, we may acquire brands and related trademarks that are subject to the same risks as the brands and trademarks we currently own.
      If we open new restaurants, bakeries and cafes that are near existing units, the operating results of the existing units may decline, and the newly opened units may not be successful.
      As part of our growth strategy, we intend to open new restaurants, bakeries and cafes in our existing markets. Since we typically draw customers from a relatively small radius around each of our units, the operating results and comparable unit sales for existing restaurants, bakeries and cafes that are near the area in which a new unit opens may decline, and the new unit itself may not be successful, due to the close proximity of other units and market saturation.
      Because many of our properties were used as retail gas stations in the past, we may incur substantial liabilities for remediation of environmental contamination at our properties.
      Approximately 140 of our owned and leased properties are known or suspected to have been used by prior owners or operators as retail gas stations, and a few of these properties may have been used for other environmentally sensitive purposes. Many of these properties previously contained underground storage tanks, and some of these properties may currently contain abandoned underground storage tanks. It is possible that petroleum products and other contaminants may have been released at these properties into the soil or groundwater. Under applicable federal and state environmental laws, we, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any contamination, as well as any other environmental conditions at our properties that are unrelated to underground storage tanks. If we are found liable for the costs of remediation of contamination at any of these properties, our operating expenses would likely increase and our operating results would be materially adversely affected. We have obtained insurance coverage that we believe will be adequate to cover any potential environmental remediation liabilities. However, there can be no assurance that the actual costs of any potential remediation liabilities will not materially exceed the amount of our policy limits.
      Our bank credit facility and senior subordinated notes indenture may limit our ability to expand our business, and our ability to comply with the covenants, tests and restrictions contained in these agreements may be affected by events that are beyond our control.
      Our bank credit facility and senior subordinated notes indenture contain financial and other covenants requiring us, among other things, to maintain financial ratios and meet financial tests, restricting our ability to incur indebtedness, engage in mergers, acquisitions or reorganizations, pay dividends, and create or allow liens, and restricting the amount of capital expenditures that we may incur in any fiscal year. Additionally, the majority of our bank credit facility matures in June 2002, and our senior subordinated notes are due in May 2007. Although we have received a commitment to refinance our bank credit facility, we cannot assure you that we will be successful in completing the refinancing. If we do not complete the refinancing of our existing bank credit facility or obtain an extension of its maturity date, we will be in default under the bank credit facility, permitting the lenders to exercise their remedies under the bank credit facility. This would likely have a material adverse effect on our business and financial condition. The restrictive covenants in our existing bank credit facility (and, we anticipate, those that will be contained in our new bank credit facility) and the indenture may limit our ability to expand our business, and our ability to comply with these provisions and to repay or refinance our bank credit facility or indenture may be affected by events beyond our control. A failure to make any required payment under our bank credit facility or indenture or to comply with any of the financial and operating covenants included in the bank credit facility and indenture would result in an event of default, permitting the lenders to accelerate the maturity of the indebtedness. This acceleration could also result in the acceleration of other indebtedness that we may have outstanding at that time.
Risks Related to Our Common Stock
      Our stock price may be volatile, and you could lose all or part of your investment.
      The market for equity securities has been extremely volatile. The following factors could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

•	variations in our quarterly operating results;

•	changes in market valuations of companies in the foodservice industry;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of new product offerings, acquisitions or joint ventures.
      Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and company resources and could have a material adverse effect on our business and operating results.
      The sale of a substantial number of shares of our common stock as a result of offering or otherwise may cause the market price of our common stock to decline.
      If the selling shareholders sell a substantial number of shares of common stock in the public market in this offering, or if the market perceives that these sales could occur, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.
      As of the date of this prospectus, we have outstanding 30,861,930 shares of common stock. After this offering, assuming the selling shareholders sell all of the shares offered under this prospectus, approximately 27,566,274 shares will be freely tradeable.
      We also are a party to a registration rights agreement that obligates us to register for public resale an aggregate of 8,445,741 shares of common stock (including 7,569,719 of the 8,356,251 shares registered by the selling shareholders hereunder, if they are not sold pursuant to this prospectus), at the option of the shareholders who are parties to that agreement. If all or a portion of these shareholders exercise their right to require us to register their shares for resale and sell shares of common stock in the public market, the market price of our common stock could decline.
      Freeman Spogli & Co. may continue to have substantial control over us after this offering, and could limit your ability to influence the outcome of matters requiring shareholder approval.
      As of the date of this prospectus, investment funds managed by Freeman Spogli & Co. own 7,517,615, or approximately 24.4%, of our outstanding common stock. Freeman Spogli & Co. will act independently of us in making decisions regarding whether it will sell any shares in the offering, or the timing, manner or size of any sale. In the event Freeman Spogli & Co. does not sell a significant amount of its shares in this offering, Freeman Spogli & Co.’s ownership of our common stock could have the effect of delaying or preventing a change of control of us or could discourage a potential acquiror from obtaining control of us, either of which could have an adverse effect on the market price of our common stock or prevent you from realizing a gain on the sale of your shares of common stock. Freeman Spogli & Co. would also be able to significantly influence the election of directors to our board. Three of the 11 members of our board of directors will be representatives of Freeman Spogli & Co. immediately after the offering.
      Provisions in our articles of incorporation, bylaws and Minnesota law have anti-takeover effects that could prevent a change in control that could be beneficial to our shareholders, which could depress the market price of our common stock.
      Our articles of incorporation, bylaws and Minnesota corporate law contain provisions that could delay, defer or prevent a change in control of us or our management that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for our common stock. These provisions:

•	authorize our board of directors to issue “blank check” preferred stock and to determine the powers, preferences and privileges of those shares without prior shareholder approval;

•	limit the right of our shareholders to call a special meeting of shareholders; and

•	impose procedural and other requirements that could make it difficult for shareholders to effect some corporate actions.

FORWARD-LOOKING STATEMENTS
      This prospectus and any supplements to this prospectus and the documents it or they incorporate by reference contain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “expects”, “anticipates”, “intends”, “plans” and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under “Risk Factors” and elsewhere in this prospectus and any supplement and the documents incorporated by reference to this prospectus or any supplement. The cautionary statements made in this prospectus and any supplement and the documents it or they incorporate by reference should be read as being applicable to all forward-looking statements wherever they appear in this prospectus and any supplement and the documents it or they incorporate by reference.

THE COMPANY
Our Business
      We operate, develop and franchise quick service restaurants, bakeries and cafes, or QSRs, primarily under the trade names Popeyes® Chicken & Biscuits, Church’s Chickentm, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee. Our brands enjoy a long history of operations. Popeyes was founded in 1972, Church’s in 1952, Cinnabon in 1985, Seattle’s Best Coffee in 1970 and Torrefazione Italia Coffee in 1986. Our brands also enjoy strong market positions in their respective categories. Popeyes and Church’s are the second and third largest chicken QSR concepts in the world. Cinnabon is the world-wide leader in the QSR cinnamon roll bakery category, and Seattle’s Best Coffee is a leading alternative to the market leader in the specialty coffee category. As of April 21, 2002, we operated and franchised 3,896 restaurants, bakeries and cafes in 47 states, the District of Columbia, Puerto Rico and 30 foreign countries. We also sell our premium specialty coffees through wholesale and retail distribution channels under our Seattle’s Best Coffee and Torrefazione Italia Coffee brands (which we refer to collectively as Seattle Coffee). Our system-wide sales totaled approximately $2.6 billion in 2001.
      We commenced operations in November 1992 following the reorganization of our predecessor, which operated and franchised Popeyes and Church’s restaurants. In connection with the reorganization, a new management team headed by Frank J. Belatti and Dick R. Holbrook assumed control of our operations. From November 1992 through 1995, we focused on improving the quality and appeal of our brands through a number of measures, including re-imaging a significant number of our Popeyes and Church’s restaurants, enhancing the profitability of our company-operated restaurants, improving our franchisee support systems and services, and increasing the number of our franchised restaurants. In April 1996, we received an equity investment from Freeman Spogli & Co. and PENMAN Partners, the selling shareholders named in this prospectus. This investment enabled us to re-image additional restaurants, penetrate existing markets and develop new markets, and to reduce our indebtedness. We refinanced our indebtedness in 1997, and acquired Seattle Coffee Company and Cinnabon International, Inc. in 1998. In March 2001, we completed an initial public offering of our common stock, and, in December 2001, we completed a public offering of shares that were sold by certain selling shareholders.
      From 1996 to 2001, our management team engineered a dramatic improvement in our overall performance. From the beginning of 1996 to the end of 2001, the number of our franchised units increased from 1,477 to 3,135, and outstanding franchise development commitments increased from 1,083 to 2,390. In each of 1996 through 2001, comparable system-wide domestic restaurant sales increased for each of Popeyes and Church’s. From 1996 to 2001, we also increased total system-wide sales at a compound annual rate of 12.2%, franchising revenue at a compound annual rate of 15.7%, EBITDA at a compound annual rate of 14.7%, and EBITDA margin from 13.1% to 18.4%.
      Our executive offices are located at Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352. Our telephone number is (770) 391-9500.

USE OF PROCEEDS
      We will not receive any proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling shareholders.
SELLING SHAREHOLDERS
      The following table sets forth the number of shares owned by each of the selling shareholders as of May 14, 2002 and the maximum number of shares the selling shareholders are entitled to sell from time to time under this prospectus. However, such selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any such shares immediately under this prospectus. Because the selling shareholders may sell all or some of their shares of common stock offered hereby, we cannot assure you as to the number of shares of common stock that will be held by any selling shareholder upon termination of any offering made under this prospectus.

				Shares of
				Common Stock Owned
	Shares of		Maximum Number	After Completion
	Common Stock Owned		of Shares of	of this Offering
	Prior to this Offering		Common Stock Offered	if Maximum Sold

	Number	Percentage(1)	Number	Number	Percentage

Freeman Spogli & Co.(2)	7,517,615	24.4%	7,517,615	—	—%
PENMAN Private Equity and Mezzanine Fund, L.P.(3)	838,636	2.7	838,636	—	—

(1)	Percentage is based on 30,861,930 shares of our common stock outstanding on May 14, 2002. Information with respect to beneficial ownership is based on information furnished to us by each shareholder included in the table or included in filings with the SEC. We believe that each selling shareholder has sole voting and investment power for shares beneficially owned by the shareholder.

(2)	Includes 6,471,103 shares held of record by FS Equity Partners III, L.P., 259,980 shares held of record by FS Equity Partners International, L.P. and 786,532 shares held of record by FS Equity Partners IV, L.P. (collectively, the FS Funds). Principals of Freeman Spogli & Co. are officers, directors and/or managers of entities which are general or limited partners of the FS Funds. John M. Roth and Ronald P. Spogli, who are members of our board of directors, are principals of Freeman Spogli & Co. and may be deemed to be the beneficial owners of the shares held by the FS Funds.

(3)	Kelvin J. Pennington, who is a member of our board of directors, is a general partner of PENMAN Asset Management, L.P., the general partner of PENMAN Private Equity and Mezzanine Fund, and as such may be deemed to be the beneficial owner of the shares held by PENMAN Private Equity and Mezzanine Fund.
      On December 6, 2001, the selling shareholders participated in our underwritten public offering of 8,050,000 shares of common stock (including 1,050,000 shares sold pursuant to an over-allotment option) at a price of $23.00 per share, all of which were sold by certain of our shareholders. In the offering Freeman Spogli & Co. sold 6,624,000 shares of common stock and PENMAN Private Equity and Mezzanine Fund sold 736,000 shares of common stock. We did not receive any proceeds from the shares of common stock sold by any of the shareholders in the public offering.

PLAN OF DISTRIBUTION
      The shares of common stock covered by this prospectus may be offered and sold from time to time in one or more transactions by the selling shareholders. As used in this prospectus, the term “selling shareholders” includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling shareholders as pledgors, donors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling shareholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale on non-sale related transfers. The selling shareholders may sell the shares on the Nasdaq National Market or any exchange that quotes the common stock, or in private sales at negotiated prices. The shares may be sold by one or more of the following methods of sale, at the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the selling shareholders determine from time to time:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market or any exchange that quotes the common stock;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in privately negotiated transactions;

•	through underwriters; and

•	in a combination of any of the above transactions.
      The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
      In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers or agents to participate. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which will be paid by the selling shareholders.
      The selling shareholders and any underwriter, broker-dealer or agent who participates in the distribution of such shares may be underwriters under the Securities Act of 1933, and any discount, commission or concession they receive may be an underwriting discount or commission under the Securities Act of 1933.
      In order to comply with the securities laws of some states the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
      We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and its affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling shareholders may indemnify any broker-dealer or underwriter that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act of 1933.
      At the time a particular offer of shares is made a prospectus supplement will be distributed, if required, that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In connection with this offering, we will pay no underwriting compensation in excess of eight percent of the dollar amount of the offering proceeds.
      Additional information related to the selling shareholders and plan of distribution may be provided in one or more prospectus supplements.
LEGAL MATTERS
      The validity of the common stock offered under this prospectus will be passed upon for us by Riordan & McKinzie, a Professional Law Corporation, Los Angeles, California, in reliance upon certain matters passed upon by Dorsey & Whitney LLP, Minneapolis, Minnesota. Principals and employees of Riordan & McKinzie are partners in partnerships that are limited partners of investment funds managed by Freeman Spogli that own shares of our common stock.
EXPERTS
      Arthur Andersen LLP, independent public accountants, have audited our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Arthur Andersen LLP’s report upon the authority of said firm as experts in giving said report.